UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

BPO MANAGEMENT SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28560	22-2356861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1290 N. Hancock, Suite 202, Anaheim, California 92807
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

Merger Agreement

On August 29, 2006, BPOMS, NGRU, and a newly created, wholly-owned subsidiary of NGRU, Merger Sub, entered into an agreement and plan of merger (the “Merger Agreement”). The transaction contemplated by the Merger Agreement (the “Merger”) closed on December 15, 2006 (the “Merger Closing”). Pursuant to the Merger Agreement, BPOMS merged with and into Merger Sub, thereby making BPOMS a wholly-owned subsidiary of NGRU. Immediately thereafter, the Merger Sub was merged with and into NGRU, and NGRU changed its name to “BPO Management Services, Inc.” (referred to as “we” or “our”).

BPOMS was a privately-held Delaware corporation that provides business process outsourcing services to support back-office business functions, such as human resources management, IT services, document management solutions, and finance and accounting processes. BPOMS’ target is middle-market enterprises located throughout the United States and Canada, with its principal executive offices currently located at 22700 Savi Ranch Parkway, Yorba Linda, California 92887.

Immediately prior to the Merger Closing, NGRU effected a 1-for-15 reverse stock split of its common stock. At the Merger Closing, BPOMS’ stockholders exchanged their shares of BPOMS’ common and Series A, B, and C preferred stock for shares of our common stock and shares of our three series of preferred stock that contained, among other terms, various conversion, liquidation, redemption, voting, director election, and board observation provisions that were substantially similar to the provisions of BPOMS’ three series of preferred stock. Furthermore, we increased the authorized number of our preferred shares from 5,000,000 to 29,795,816, which includes the original 5,000,000 authorized “blank check” preferred shares and an additional number of authorized preferred shares equivalent (on a post-reverse-split basis) to the number of authorized shares of each series of BPOMS preferred stock. We also assumed BPOMS’ obligations under its outstanding options and warrants for the purchase of BPOMS’ common stock.

Because the former stockholders of BPOMS now hold approximately 90 percent of our outstanding common shares assuming conversion of all outstanding Series A and Series B Preferred Stock, we experienced a change of control. The identities of the directors, officers, and five percent stockholders immediately prior to the Merger Closing and immediately subsequent thereto are as follows:

NGRU Stock Ownership Pre-Merger Closing

NAME OF	AMOUNT AND NATURE OF BENEFICIAL		PERCENT OF CLASS
BENEFICIAL OWNER	OWNERSHIP OF COMMON STOCK		OF COMMON STOCK

Amrit K. Das	2,724,468	(1)	14.2%
Santanu K. Das	2,554,900		13.3%
Sormistha Das	1,933,744		10.1%
Peter Kellogg	3,835,800	(2)	19.9%
Diker GP, LLC, Diker
Management LLC, Charles
M. Diker and Mark M. Diker	967,424	(3)	5.0%

_______________
(1) Includes 1,170,659 shares of common stock held by the A. and P. Das Living Trust and 1,170,659 shares of common stock held by the Purabi Das Marital Trust, of which trusts Amrit Das is the trustee. Also includes 157,700 shares of common stock held by the Purabi Das Foundation, Inc., of which foundation Amrit Das is the trustee. Mr. Das disclaims beneficial ownership of the shares held by the foundation.
(2) The address for Mr. Kellogg is 120 Broadway, New York, New York, 10271.
(3) Based on a Schedule 13G filed February 17, 2006, power to vote or dispose of the shares is shared by: Diker GP, LLC, as the general partner (“Diker GP”) to Diker Value-Tech Fund, LP, the Diker Value Tech QP Fund, LP, the Diker Micro-Value Fund, LP, the Diker Micro-Value QP Fund, LP, the Diker Micro and Small Cap Fund, LP, and the Diker M&S Cap Master, Ltd. (collectively, the “Diker Funds”); Diker Management, LLC, as the investment manager of the Diker Funds with respect to the shares of common stock held by the Diker Funds (“Diker Management”); and Charles M. Diker and Mark N. Diker, as managing members of each of Diker GP and Diker Management, with respect to the shares of common stock subject to the control of Diker GP and Diker Management. Each of these persons disclaims all beneficial ownership, however, as affiliates of a registered investment advisor and, in any case, disclaims beneficial ownership except to the extent of their pecuniary interest in the shares. The address of each of these persons is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

Our Stock Ownership Post-Merger Closing

NAME OF	TITLE OF	NUMBER OF	PERCENT OF
BENEFICIAL OWNER	CLASS	SHARES	CLASS

Patrick Dolan	Common	4,608,144(1)	51.5%
	Series A Preferred	975,909(2)	63.5%
	Series C Preferred	833,333	90.9%

James Cortens	Common	2,949,529(3)	36.8%
	Series A Preferred	560,430(4)	36.5%
	Series C Preferred	83,333	9.1%

Brian Meyer	Common	863,437(5)	11.0%
	Series B Preferred	439,812(6)	30.3%

Don West	Common	1,921,231(7)	23.3%
	Series B Preferred	907,781(8)	62.6%

_______________
(1) Represents 2,988,975 shares of common stock, 975,909 shares of common stock underlying Series A Preferred Stock, 135,900 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, and 507,360 shares of common stock underlying warrants that are exercisable as of December 15, 2006, or within 60 days thereafter.
(2) Represents 975,909 shares of common stock underlying Series A Preferred Stock.
(3) Represents 2,264,375 shares of common stock, 560,430 shares of common stock underlying Series A Preferred Stock, 90,600 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, and 33,824 shares of common stock underlying warrants that are exercisable as of December 15, 2006, or within 60 days thereafter.
(4) Represents 560,430 shares of common stock underlying Series A Preferred Stock.
(5) Represents 166,400 shares of common stock, 270,710 shares of common stock underlying Series B Preferred Stock, and 88,123 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, held by Mr. Meyer; 169,102 shares of common stock and 169,102 shares of common stock underlying Series B Preferred Stock held by Mr. Meyer’s wife.
(6) Represents 270,710 shares of common stock underlying Series B Preferred Stock held by Mr. Meyer and 169,102 shares of common stock underlying Series B Preferred Stock held by Mr. Meyer’s wife.

(7) Represents 565,458 shares of common stock, 461,148 shares of common stock underlying Series B Preferred Stock, and 1,359 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, held by Mr. West; 313,480 shares of common stock and 313,480 shares of common stock underlying Series B Preferred Stock held by Mr. West’s wife; and 133,153 shares of common stock and 133,153 shares of common stock underlying Series B Preferred Stock held by a trust of which members of the immediate family of Mr. West are beneficiaries.
(8) Represents 461,148 shares of common stock underlying Series B Preferred Stock held by Mr. West, 313,480 shares of common stock underlying Series B Preferred Stock held by Mr. West’s wife, and 133,153 shares of common stock underlying Series B Preferred Stock held by a trust of which members of the immediate family of Mr. West are beneficiaries.

Purchase Agreement

On August 29, 2006, NGRU entered into a purchase agreement (the “Purchase Agreement”) with Das Family Holdings, a privately-held California corporation (“DFH”), pursuant to which, for the sum of $2.0 million, NGRU sold and transferred its interest in the capital stock of Research Engineers Ltd. (“REL”), its majority-owned India subsidiary that engages in engineering business process outsourcing services, and its interest in certain additional assets and liabilities (the “Purchase”) to DFH.

The additional assets sold to DFH included approximately $215,000 in cash certain marks and Internet domain names, including the “netGuru” name, a copy of the source code for our WEBWORKS(TM) software, and certain contracts, licenses, and accounts receivable primarily relating to REL’s business. DFH assumed certain obligations and liabilities, and the Change in Control and Executive Retention Agreement and the Split Dollar Life Insurance Arrangement between Amrit K. Das and NGRU were terminated.

At the Merger Closing and the closing of the transactions contemplated by the Purchase Agreement (the “Purchase Closing”), NGRU transferred to REL $22,000 of cash and cash equivalents. That amount exceeded “U.S. Reserved Cash,” as defined in Section 1.2(b)(i) of the Merger Agreement.

The Purchase Agreement also includes employee and customer non-solicitation provisions restricting our and DFH’s rights to solicit employees and certain customers of one another for a period that expires 18 months following the Purchase Closing.

Other Agreements

At the Merger Closing and the Purchase Closing, we also entered into an outsourcing services agreement with REL covering services that may be provided to us by REL after the Purchase Closing, a value-added reseller agreement with REL covering our Web4 products that may be distributed by REL after the Purchase Closing, and a transition agreement that covers the transition of the netGuru name and mark and our hosting of the “netguru.com” website for a limited time following the closing. Those agreements, as well as the promissory note, are described below:

Outsourcing Services Agreement

Pursuant to the Outsourcing Services Agreement, REL agreed to provide certain services and related personnel to us at specified rates for an initial period of 12 months. The services provided by REL will be performed in accordance with written statements of work and may include computer software programming, systems analysis, design project management, and business process services. After an initial four-month period, either party may terminate any statement of work upon 60 days written notice. The agreement also contains reciprocal non-competition and non-solicitation provisions.

Value-Added Reseller Agreement

REL entered into a distributor agreement with Web4 to become the exclusive distributor of Web4’s products within the countries of India, Malaysia, Bangladesh, Nepal, Thailand, Myanmar, the Philippines, Vietnam, and Indonesia. The term of the agreement is one year, unless terminated sooner; however, the agreement will automatically be renewed for subsequent one year terms unless either party terminates upon 60 days prior written notice prior to the expiration of the then-current term.

Transition Agreement

Under the Transition Agreement, we have obtained an exclusive, non-transferable, royalty-free license to use the domain name and trademark, netguru.com and netguru, Inc., in connection with certain aspects of our business. The term of this agreement expires on March 31, 2007, but will terminate earlier if an event of default occurs under the $125,000 promissory note issued by us to DFH in connection with the Merger. This agreement also provides that we will enter into a web site hosting agreement to provide, at our cost and expense, hosting of the domain name website and related e-mail services during the term of this agreement.

Promissory Note

In connection with the Merger Closing, we issued to DFH a promissory note due March 31, 2007, in the principal amount of $125,000, plus simple interest at 10% per annum. The promissory note is secured by a first priority interest in our main operating bank account and all related proceeds. Amounts due under the note accelerate upon any event of default, which would include the filing of bankruptcy, failure to pay our debts as they become due, and failure to perform any material obligation under the note.

Cash Dividend

In connection with the Merger and Purchase, NGRU declared a cash dividend of $3.5 million, or approximately $2.73 per post-split share of NGRU’s common stock. The sources of funds were $1.5 million of BPOMS’ cash assets and $2.0 million in cash received from DFH pursuant to the Purchase Agreement. The record date for the dividend is December 15, 2006, and it is to be paid on December 27, 2006.

Corporate Name Change

Pursuant to the Merger Agreement, we changed our name from netGuru, Inc. to BPO Management Services, Inc. on December 15, 2006.

Certain Relationships and Related Transactions

During the two years prior to the Merger Closing and Purchase Closing, we engaged in certain activities described in this section.

In October 2003, NGRU borrowed $100,000 from Mr. Amrit Das, its then chief executive officer, and issued to him a 7.25% interest bearing unsecured promissory note. The proceeds were used for working capital. The principal along with the accrued interest was paid in full in August 2005.

In June 2001, NGRU entered into a five-year employment agreement with Santanu Das, its then chief operating officer and executive vice president. The agreement provided for a minimum base annual salary of $120,000 and contained terms similar to the employment agreement for Mr. Amrit Das. In June 2005, the annual salary of Mr. Santanu Das was increased to $165,000. In March 2006, Mr. Santanu Das received a cash bonus of $25,000 in consideration for services he rendered in his capacity as an executive officer in connection with the asset sale to Bentley Systems, Inc. (“Bentley”). Mr. Santanu Das resigned from his position with us effective November 18, 2006, due to his employment with Bentley.

Each of Mr. Amrit Das, Mr. Santanu Das, and Bruce K. Nelson, NGRU’s then, and our current, chief financial officer (collectively, the “Executives”), was eligible to receive annual bonuses at the discretion of the compensation committee based upon achievement of certain operating income targets and contribution of the recipient to profitability during fiscal 2006. The annual discretionary bonuses were to be up to 50 percent of Mr. Santanu Das’ base salary or up to 30 percent of the annual base salaries of the other two Executives. However, none of the Executives received any annual bonus under this arrangement.

In June 2005, NGRU entered into Change in Control and Executive Retention Agreements with each of Mr. Amrit Das, Mr. Santanu Das, and Mr. Nelson. In connection with the asset sale to Bentley in November 2005, Mr. Santanu Das terminated his employment agreement with NGRU, was immediately employed by Bentley, and waived his rights to any claim under the retention agreement. Mr. Nelson’s retention agreement was terminated in connection with the execution of his employment agreement in March 2006.

In November 2005, Mr. Nelson received a cash bonus of $25,000, which had been contingent upon the closing of the asset sale to Bentley.

Koushik Dutta, NGRU’s then chief operating officer and our current chief technology officer, is eligible for a bonus of approximately $50,000, which became payable at the Merger Closing. The payment of a bonus was authorized prior to his becoming an executive officer, to be payable upon a change in control of our Web4 division.

In December 2004, Mr. Amrit Das personally guaranteed a term loan from a bank in India. The term loan is secured by substantially all of NGRU’s assets located in India. The loan bears an annual interest of 9.5% payable monthly. The principal is payable in quarterly installments beginning January 2005 and ending December 2009. As of March 31, 2006, this loan had been paid off. In addition, we had obtained overdraft facilities for meeting our working capital requirement in India. These overdraft facilities are also secured by substantially all our assets located in India. The loan bore an annual interest of 11% payable monthly. As of March 31, 2006, this loan had been paid off.

NGRU is a party to director and executive officer compensation arrangements, and employment, change in control and separation agreements, with related parties. In addition, Sormistha Das, who beneficially owned more than 10% of NGRU’s outstanding shares of common stock as of September 29, 2006, and who is the daughter of Mr. Amrit Das and sister of Mr. Santanu Das, served as NGRU’s assistant controller from October 2001 to September 2006.

In connection with the Merger and Purchase, we entered into various agreements and arrangements with related parties, as more particularly described in the discussions of those transactions.

Interests of NGRU’s Directors and Executive Officers

Some of NGRU’s directors and executive officers had interests in the Merger, Purchase, and related transactions that are different from, or in addition to, those of NGRU’s stockholders generally. NGRU’s board of directors was aware of these interests when it approved the Merger Agreement and Purchase Agreement.

Under his NGRU employment agreement, Mr. Nelson received bonus compensation tied to milestones that related in part to NGRU’s progress in connection with the Merger and Purchase. Prior to the Merger Closing and Purchase Closing, Mr. Nelson had received approximately $121,250 under the milestone bonus payments.

Mr. Dutta will be paid a cash bonus of $50,000 from us.

Each of NGRU’s non-employee directors received $33,500 for serving on a special committee of its board of directors that was charged with the task of assisting in establishing a specific course of action for NGRU to take after the consummation of asset sale last year.

Mr. Amrit Das and Mr. Santanu Das are also shareholders and officers of DFH. Accordingly, each of these two directors had a direct financial interest in the Purchase Agreement and therefore abstained from voting on the proposed Merger and Purchase.

Also, at the Purchase Closing, we entered into an outsourcing services agreement with REL, which is described above, covering services that may be provided to us by REL after the Purchase Closing.

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02. Unregistered Sales of Equity Securities.

In connection with the Merger, on December 15, 2006, we issued an aggregate 7,336,575 of our common shares to the holders of the common stock of BPOMS and 1,536,338 of our Series A preferred shares, 1,449,200 of our Series B preferred shares, and 916,666 of our Series C preferred shares to the holders of the respective series of preferred stock of BPOMS, in exchange for their shares of common and preferred stock, respectively, of BPOMS. For each share of the common stock of BPOMS, the holder thereof received 0.7246 of our common shares. For each share of the preferred stock of BPOMS, the holder thereof received one of our preferred shares in the corresponding series.

The material terms of our three series of preferred stock, which are subject to appropriate adjustments in connection with the reverse stock split and other capitalization or similar changes, are described below:

o Series A

o  DIVIDENDS - Shares of Series A are entitled to an 8.0% per year cumulative dividend, payable at the end of each calendar quarter in shares of Series A, junior to shares of Series C and senior to all other classes and series of stock.

Series A holders are entitled to a tax gross-up payment in cash to cover United States federal income and withholding taxes to the extent those taxes exceed 10% of the fair market value of a dividend on the dividend distribution date.

o  VOTING - Shares of Series A vote together with shares of common stock on an as-converted basis, with any fractional votes rounded to the nearest share, on matters submitted to a vote of stockholders generally.

Series A holders, voting as a separate class, are entitled to elect two members of our board of directors at each meeting or pursuant to each written consent.

The affirmative vote of a majority of the outstanding shares of Series A is required prior to:

o  the sale, lease, or other transfer of all or substantially all of our assets;

o  the merger or consolidation of us into or with any other corporation that results in the transfer of more than 50% of our voting power; or

o  the acquisition in any manner or form, including through the issuance of debt and/or stock and/or payment of cash, of all or substantially all of the assets or business or capital stock or ownership interest of another entity or business.

o  LIQUIDATION PREFERENCE - Series A shares rank junior to shares of Series C and senior to shares of Series B and common stock in the distribution of our assets in connection with a liquidation, dissolution, or winding up event, which events include:

o  a voluntary or involuntary liquidation, dissolution or winding up;

o  a merger or consolidation with or into any other corporation or corporations as a result of which our stockholders immediately prior to the consummation of the merger or consolidation hold less than 50% of the voting securities of the surviving entity; and

o  the sale, transfer or lease of all or substantially all of our assets.

The Series A liquidation preference is $1.38 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like, plus an amount equal to all accrued and unpaid dividends.

Any remaining assets and funds available for distribution to stockholders after payment of the liquidation preferences on the Series C, Series A, and then Series B are to be distributed ratably among the holders of common stock.

o  REDEMPTION - Shares of Series A are not subject to redemption.

o  CONVERSION - Each share of Series A is convertible at the option of the holder into one share of common stock, subject to adjustments for stock splits, stock dividends, recapitalizations and the like, with any fractional shares of common stock rounded up to the next whole number.

Shares of Series A are automatically convertible into common stock immediately prior to the closing of a firm commitment underwritten public offering with gross proceeds of at least $10 million and a public offering price of at least $5.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like.

o Series B

o  DIVIDENDS - Shares of Series B are not entitled to dividends.

o  VOTING - Shares of Series B vote together with shares of common stock on an as-converted basis, with any fractional votes rounded to the nearest share, on matters submitted to a vote of stockholders generally.

o  LIQUIDATION PREFERENCE - Series B shares rank junior to shares of Series C and Series A and senior to shares of common stock in the distribution of our assets in connection with a liquidation, dissolution, or winding up event;

The Series B liquidation preference is $1.38 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like.

o  REDEMPTION - Shares of Series B are not subject to redemption.

o  CONVERSION - Each share of Series B is convertible at the option of the holder into one share of common stock, subject to adjustments for stock splits, stock dividends, recapitalizations and the like, with any fractional shares of common stock rounded up to the next whole number.

Shares of Series B are automatically convertible into common stock immediately prior to the closing of a firm commitment underwritten public offering with gross proceeds of at least $10 million and a public offering price of at least $5.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like.

o  BOARD OBSERVATION - Holders of a majority of outstanding shares of Series B have the right to appoint an observer to attend all the meetings of our board of directors in a nonvoting capacity, except during any period in which any holder of Series B serves as a director of ours.

o Series C

o  ORIGINAL ISSUE PRICE - The aggregate purchase price for the shares of Series C would equal the amount of additional equity required to meet our $1.5 million capital surplus requirement. The number of shares of Series C issued for the purchase price is equal to the purchase price divided by 50% of the market value of our common stock.

o  DIVIDENDS - Shares of Series C are entitled to a cumulative monthly dividend out of retained earnings, senior to dividends on all other classes and series of stock, in an amount calculated as follows:

o  for the first twelve months following their issuance date, an amount equal to $0.00750 multiplied by the Series C original issue price per share (as adjusted for stock splits, stock dividends, recapitalizations, and the like), and then divided by $1.00;

o  for the next succeeding 36 months, an amount equal to $0.03180 multiplied by the Series C original issue price per share (as adjusted for stock splits, stock dividends, recapitalizations, and the like), and then divided by $1.00; and

o  from and after the 48th month, the Series C shares will not bear a dividend.

o  VOTING - Shares of Series C have one vote per share and vote together with shares of common stock on matters submitted to a vote of stockholders generally.

In addition, the affirmative vote of a majority of the outstanding shares of Series C is required prior to any of the events listed under the heading “Liquidation Preference” below.

Also, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series C is required for:

o  the creation of a new class or series of stock that is entitled to dividends or shares in the distribution of assets on a parity with or in priority to the Series C or that provides for mandatory redemption;

o  the redemption of shares of capital stock other than Series C; and

o  the amendment of the terms of the Series C in a manner that would materially alter or change their powers, preferences, or special rights.

o  LIQUIDATION PREFERENCE - Series C shares rank senior to all other classes and series of stock in the distribution of our assets in connection with a liquidation, dissolution, or winding up event, which events include:

o  a voluntary or involuntary liquidation, dissolution, or winding up;

o  a merger or consolidation with or into any other corporation or corporations as a result of which our stockholders immediately prior to the consummation of the merger or consolidation hold less than 50% of the voting securities of the surviving entity; and

o  the sale, transfer or lease of all or substantially all of our assets.

The Series C liquidation preference is equal to the Series C redemption price plus an amount equal to all accrued and unpaid dividends, plus interest on all accrued and unpaid dividends at a rate of 10% per year.

Any remaining assets and funds available for distribution to stockholders after payment of the liquidation preferences on the Series C, Series A, and then Series B preferred stock are to be distributed ratably among the holders of common stock.

o  REDEMPTION - Shares of Series C may be redeemed at our election for an amount per share equal to 125% of the Series C original issue price plus any declared by unpaid dividends.

o  CONVERSION - Shares of Series C are not convertible into shares of common stock.

The issuances were made pursuant to Section 4(2) of, and Regulation D and Regulation S under, the Securities Act of 1933, as amended, among other exemptions. We believe that exemption was available because (i) such issuances did not involve a public offering, (ii) the recipients are either accredited or are not U.S. persons and not acquiring the securities for the account or benefit of any U.S. person, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

Unaudited Financial statements of the registrant as at September 30, 2006, one for the nine months then ended.

BPO Management Services and Subsidiaries

Consolidated Balance Sheet

September 30, 2006

ASSETS

Current assets:
Cash and cash equivalents	$332,311
Accounts receivable - trade, net of allowance for doubtful accounts of $5,701	739,673
Inventory	42,914
Prepaid & Other assets	34,871
Total current assets	1,149,769
Equipment, net of $ 276,194 of accumulated depreciation	383,896
Business Acquisition Costs	381,415
Deposit	33,115
Customer lists, net of $68,052 of accumulated amortization	1,217,141
Goodwill	1,117,888
Total assets	$4,283,224

The accompanying notes are an integral part of the financial statements.

BPO Management Services and Subsidiaries

Consolidated Balance Sheet

September 30, 2006

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Operating Line	$269,369
Accounts payable - trade	891,620
Accrued payroll	41,389
Corporate income taxes payable	19,911
Current portion of notes payable	997,281
Current portion of capital leases	5,168
Deferred income	259,061
Reserve for severance obligations	934,981
Total current liabilities	3,418,780
Shareholder loans payable	516,993
Notes payable, less current portion	260,679
Leases payable, less current portion	6,990
Total liabilities	$4,203,442
Commitments and contingencies (Note 7)
Shareholders' equity:
Preferred shares; $0.001 par value; liquidation preference of $1.00 per share, authorized 10,000,000 shares; issued and outstanding:
Series A voting convertible preferred shares; 2,220,000 shares authorized; 1,500,000 issued and outstanding; 8% in-kind annual dividend; and $1,500,000 liquidation preference.	2,130
Series B voting convertible preferred shares; 2,000,000 shares authorized, issued and outstanding; and $2,000,000 liquidation preference.	2,000
Common shares; $.001 par value; 15,000,000 authorized; 10,125,000 issued and outstanding	10,125
Additional paid-in capital	2,380,828
Accumulated deficit	(2,315,301)
Total shareholders' equity	79,782
Total liabilities and shareholders' equity	$4,283,224

The accompanying notes are an integral part of the financial statements.

BPO Management Services and Subsidiaries

Consolidated Balance Sheet

September 30, 2006

Revenue		$3,850,900
Cost of revenue		(1,232,547)
Gross profit		2,618,353
Operating expense:
Salaries and other personnel costs		2,585,160
Stock based compensation expense		35,514
Operating expense		297,669
General and administrative		1,127,713
Total operating expense		4,046,056
Operating loss		(1,427,703)
Interest expense		31,894
Loss on foreign currency exchange		47,771
Net loss		$(1,507,368)

Net loss per share, basic and diluted	$	(0.15)
Weighted number of shares outstanding		9,894,091

The accompanying notes are an integral part of the financial statements.

BPO Management Services and Subsidiaries

Consolidated Statements of Operations

For the Nine-Month Period Ended September 30, 2006

Cash flows used in operating activities:	$(1,507,368)
Net loss
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	263,501
Amortization of acquired customer contract cost	245,265
Increase in deferred revenue	226,231
Amortization of customer lists	66,512
Stock based compensation expense	35,514
Increase in business acquisition costs	(381,415)
Changes in operating assets and liabilities:
(Increase) Decrease in assets:
Accounts receivable - trade	(244,889)
Other assets	(107,257)
Increase (Decrease) in liabilities:
Accounts payable - trade and accrued expenses	482,864
Other liabilities	(67,401)
Payments made on severance obligation	(92,295)
Net cash used in operating activities	(1,080,738)
Cash flows used in investing activities:
Increase in goodwill	(291,817)
Purchase of customer lists	(1,064,491)
Acquisition of equipment	(591,362)
Net cash used in investing activities	(1,947,670)
Cash flows provided by financing activities:
Proceeds from bank loan	269,369
Proceeds from issuance of common and preferred shares	148,285
Proceeds from shareholder loans	516,693
Increase in notes and leases payable	1,194,203
Net cash provided by financing activities	2,128,550
Net decrease in cash	(899,858)
Cash and cash equivalents at December 31, 2005	1,232,169
Cash and cash equivalents at September 30, 2006	$332,311

The accompanying notes are an integral part of the financial statements.

BPO Management Services and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine-Month Period Ended September 30, 2006

Supplemental Disclosure of Cash Flow Information

Interest paid	$(47,771)
Income taxes paid	-

Acquisition of Digica, Inc.:
Equipment	$79,197
Issuance of shares of common stock	$(79,197)

Acquisition of Novus Imaging Solutions, Inc.
Equipment	$131,542
Issuance of shares of common stock	$(5,000)

The accompanying notes are an integral part of the financial statements.

BPO Management Services and Subsidiaries

Consolidated Statements of Cash Flows

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

1.  Business and the Basis of Presentation

Description of Business

BPO Management Services, Inc and Subsidiaries (the “Company”) was incorporated in Delaware on July 26, 2005. The Company offers a broad range of business process outsourcing services to middle market enterprises, primarily grouped into three types of businesses, human resources outsourcing, document and data management solutions and information technology outsourcing. Services are provided using a blend of on and near shore resources utilizing the Company’s technology infrastructure platform and cross industry delivery model. The Company has acquired and intends to acquire additional companies operating in the business process outsourcing.

Basis of Presentation

The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to Rule 310 of Regulation SB applicable to quarterly reporting on Form 10-QSB and reflect, in the opinion of management, all adjustments necessary to present fairly the financial information of the Company. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with US generally accepted accounting principles (“GAAP”), have been condensed or omitted as permitted by Rule 310 of Regulation SB. These consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements and related notes of the Company’s consolidated financial statements for the period ended December 31, 2005. Results of operations for this interim period are not necessarily indicative of annual results.

2.  Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, its three wholly owned subsidiary Canadian limited partnerships and the related corporate general partners, and one wholly owned subsidiary U.S. corporation after elimination of all material intercompany accounts, transactions, and profits.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

• Persuasive evidence of an arrangement exists
• Delivery has occurred or services have been rendered;
• The fee for the arrangement is fixed or determinable; and
• Collectibility is reasonably assured.

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

2.  Summary of Significant Accounting Policies, Continued

Revenue Recognition, Continued

Persuasive Evidence of an Arrangement

The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed

The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement is Fixed or Determinable

Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most monthly services, professional consulting services, and equipment sales are fixed under the terms of the written contract. Fees for certain services are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the outset of the arrangement.

Collectibility is Reasonably Assured

The Company determines that collectibility is reasonably assured prior to recognizing revenue. Collectibility is assessed on a customer-by-customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectibility is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectibility is not reasonably assured, revenue will be recognized on a cash basis.

Use of Estimates

Preparing the Company's financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

2.  Summary of Significant Accounting Policies, Continued

Use of Estimates, Continued

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates have been the allocation of the purchase prices in its business combinations, the estimation of fixed asset useful lives, the valuation of intangible assets and the determination of their useful lives, the review for the impairment of goodwill, the estimation of the severance obligation, the valuation of stock options issued, the valuation of the allocation of equity unit purchase price between preferred and common shares and the determination of the valuation reserves on the United States and Canadian income tax assets. These estimates may be adjusted as more current information becomes available and it is at least reasonably possible that changes could occur in the near future, and any adjustment could be significant.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity.

At September 30, 2006, the Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable, notes payable, and long-term debt. The recorded values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values based on their short-term nature. The recorded values of notes payable and capital leases approximate their fair values, as interest approximates market rates.

Cash

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of September 30, 2006, the Company's cash and cash equivalents were deposited primarily in three financial institutions.

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

2. Summary of Significant Accounting Policies, Continued

Cash, Continued

At September 30, 2006, the Company had no monies on deposit that exceeded United States (FDIC) federally insurance limit. At September 30, 2006, the Company had $79,580 on deposit that exceeded the Canadian (CDIC) insurable limit of $100,000 CDN per entity per bank. The funds insurance is limited to Canadian currency deposits only and does provide coverage to money master high interest savings accounts (money market accounts) but all accounts are considered in the overall limitation per entity per bank.

Accounts Receivable - Trade and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $5,701 at September 30, 2006.

Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Computer equipment	2 to 5 years
Furniture and fixtures	5 to 10 years

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

2. Summary of Significant Accounting Policies, Continued

Equipment, Continued

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at September 30, 2006.

Share-Based Payment

The Company accounts for employee stock-based compensation using the fair value method provided in Statement of Financial Accounting Standards (“SFAS”) No. 123R. The fair value of options granted is recognized as compensation expense over the vesting period of the options.

The Company accounts for non-employee stock-based compensation using the fair value method provided by SFAS No. 123R, as amended by SFAS No. 148. When stock options are granted to non-employees, the Company estimates the fair value of the award and recognizes related expenses over the performance period as prescribed by EITF 96-18.

The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option-pricing model, assuming no expected dividends and the following weighted average assumptions:

Volatility	125%
Risk free interest rate	4.16% to 4.28%
Expected life of options	5 years

The Black-Scholes model was developed to estimate the fair value of freely-tradable, fully-transferable options without vesting restrictions, which significantly differ from the Company’s stock options. This model also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value on the grant date.

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

2.  Summary of Significant Accounting Policies, Continued

Advertising

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $13,462 for the nine-month period ended September 30, 2006.

Loss Per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of stock options , convertible preferred stock and stock purchase warrants. In periods where losses are reported, the diluted net loss per common share calculation excludes common stock equivalents, because their inclusion would be anti dilutive.

Future Operations are Dependent on Foreign Operations

The Company’s future operations and earnings will depend, in large part, on the results of the Company’s operations in Canada. There can be no assurance that the Company will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on the Company’s financial position, results of operations, and cash flows. Also, the success of the Company’s operations will be subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, prices for the Company’s services, competition, and changes in regulation.

Foreign Currency Translation

The financial position and results of operations of the Company’s Canadian subsidiaries are measured using the Canadian currency as the functional currency. Revenues and expenses of the Canadian subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. Foreign currency translation adjustments resulted in losses of $47,771 for the nine month period ended September 30, 2006.

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

2.  Summary of Significant Accounting Policies, Continued

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

The Company’s practice is to provide U.S. Federal taxes on undistributed earnings of the Company’s non-U.S. subsidiaries.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the deferred income tax asset will be realized.

The amount of the deferred income tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns. The Company currently has substantial net operating loss carryforwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.

Intangible Assets

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

Intangible Assets, Continued

carrying amount of an asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company’s evaluation of intangible assets completed during the year resulted in no impairment losses.

Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during the fourth quarter of 2005 resulted in no impairment losses.

Sales and Value Added Taxes

The Company excludes sales and value added taxes from revenues as they are recorded as a liability when incurred.

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

3.        Business Combinations

Digica, Inc.

In January 2006, the Company completed its acquisition of all of the shares of Digica, Inc., a state of New York corporation ("Digica"), a privately held provider of information technology outsourcing services based in New Jersey. Under the terms of the purchase agreement, the Company paid $400,000 in cash and issued 500,000 shares of the Company’s common stock, in exchange for all outstanding equity of Digica.

The fair value of the 500,000 shares of the Company’s common stock issued in this acquisition was determined using sales of shares of the Company’s common stock and the estimated value of common shares issued in other acquisitions. The calculation of the preliminary purchase price is subject to refinement.

The following table summarizes Digica's estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The purchase price allocation herein is based on management’s preliminary assessment of the fair value of both the assets acquired and liabilities assumed.

Current assets	$210,213
Property, plant, and equipment	184,898
Other noncurrent assets	53,098
Identifiable intangible assets	453,677
Total assets acquired	901,886
Current liabilities	377,660
Other noncurrent liabilities	36,559
Long term debt	8,470
Total liabilities assumed	$422,689
Net assets acquired	$479,197

In September 2006, the Company entered into an agreement to purchase all of the shares of Novus Imaging Solutions, Inc. (“Novus”), a privately held provider of information

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

technology outsourcing services based in Winnipeg, Canada, for approximately $625,706 (700,000 Canadian dollars), 200,000 shares of the Company’s common stock, and a note payable in the amount of approximately $860,695.

The fair value of the 200,000 shares of the Company’s common stock issued in this acquisition was determined using sales of shares of the Company’s common stock and the estimated value of common shares issued in other acquisitions. The calculation of the preliminary purchase price is subject to refinement.

The following table summarizes Novus’ estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The purchase price allocation herein is based on management’s preliminary assessment of the fair value of both the assets acquired and liabilities assumed.

Current assets	$340,820
Property, plant, and equipment	132,236
Identifiable intangible assets	522,681
Total assets acquired	995,737
Current liabilities	101,872
Total liabilities assumed	$101,872
Net assets acquired	$893,865

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

4.        Customer Lists

In November and December 2005, and in January 2006 the Company subsidiary acquired three companies. A portion of the combined purchase price was allocated to customer lists. The customer lists are being amortized over three, ten, and six year periods.

The following table represents the total estimated amortization of intangible assets for the five succeeding years:

Estimated
Amortization
For the Year Ending December 31:	Expense
2007	$111,874
2008	$111,874
2009	$105,714
2010	$102,634
2011 and thereafter	$127,014

5.  Estimated Severance Liability

As part of the acquisition of the Adapsys entities, the Company acquired the remaining term of a contract to provide services to IATA. This contract expired in February 2006. As a result of the expiration of this contract, the Company terminated 36 employees. The Company believes that it has a termination obligation to certain of these prior employees. The Company recorded the estimated liability as part of the allocation of the purchase price of the Adapsys entities in August 2005, and reduces the liability as individual prior employees and the Company reach agreement on the amount of termination payment due. The Company believes that the balance of $934,981 at September 30, 2006 of the termination liability is sufficient to satisfy the remaining amounts due.

6.  Income Taxes

There is no current or deferred income tax provision due to the Company's losses and valuation allowance.

7.  Contingencies, Risks, Uncertainties, and Concentrations

Financial Results, Liquidity and Management's Plan

The Company has incurred a net loss for the period from July 26, 2005 (inception) to December 31, 2005 of $ 792,227 and has incurred a net loss for the nine-month period ended September 30, 2006 of $1,507,368. Despite its negative cash flows from operations, the Company has been

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

7.  Contingencies, Risks, Uncertainties, and Concentrations, Continued

Financial Results, Liquidity and Management's Plan, Continued

able to obtain operating capital through private loans and equity funding sources. Management's plans include the continued development and eventual implementation of its business plan. The Company has relied upon loans and equity funding since inception.

No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company's common stock and borrowing or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Operating Leases

The Company has operating leases for certain of its facilities leases, office equipment and automobiles. Future annual minimum lease payments are as follows:

2007	$277,262
2008	165,388
2009	170,118
2010	144,792
2011 and after	129,608
Total minimum lease payments	$887,168

Litigation

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

The Company is currently the defendant in three Canadian civil lawsuits, all of which involve individuals who were former employees of the one of the Canadian entities. The basis for all three lawsuits by the former employees is the amount and timing of payments due them from the Company resulting from their termination. The Company believes that it has created an adequate liability to cover the liabilities owed the plaintiffs (Note 5).

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

7.  Contingencies, Risks, Uncertainties, and Concentrations, Continued

Concentration of Suppliers

The Company had no purchases from any vendor that exceeded 10% of total purchases in the period from January 1, 2006 to September 30, 2006. The Company has not experienced any disruption in supply of products as of September 30, 2006.

Concentration in Sales to Few Customers

In the nine-month period ended September 30, 2006, the Company's two largest customers accounted for 20% and 10% of the revenue. These four customers were to only ones that exceeded 10% of the Company's revenue.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company provides business process outsourcing, software development and information technology consulting services in Canada and the United States. Exposure to losses on trade accounts receivable is principally dependent on the individual customer's financial conditions, as credit sales are not collateralized. The Company monitors its exposure to credit losses and writes off those accounts receivable that it deems to be not collectible. The Company had five customers that combined represented 53% of the Company's accounts receivable at September 30, 2006.

8.  Equity Transactions

Common Shares

In January 2006 the Company issued 500,000 shares of its common stock in the acquisition of Digica, Inc. The fair value of these shares was $79,178 and is included in the purchase price of Digica, Inc.

On September 30, 2006 the Company issued 200,000 shares of its common stock in the acquisition of Novus Imaging Solutions, Inc. The fair value of these shares was $5,000 and is included in the purchase price of Novus Imaging Solutions, Inc.

Preferred Shares

The Company has authorized 10 million shares of preferred stock. At September 30, 2006 the Company had established two series of preferred shares, Series A and Series B. A description of each series follows.

Preferred Series A Stock

The Series A preferred stock ranks senior to the preferred Series B stock and receives an annual 8% in kind dividend payable quarterly. The Company’s Board has not declared the dividends required on this series. The total number of additional Series A preferred stock required to be issued as dividends at September 30, 2006 is 154,797.

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

9. Equity Transactions, Continued

Preferred Shares, Continued

Each share of preferred Series A stock is convertible into one share of common stock and has the same voting rights as one share of common stock. The Series A preferred stock have a $1.00 per share liquidation preference. There are 2,200,000 shares of Series A Preferred Stock authorized.

Series B Preferred Stock

Each share of Series B preferred stock is convertible into one share of the Company’s common stock and has the same voting rights as one share of common stock. The Series B preferred stock is not entitled to dividends, has a $1.00 per share liquidation preference and is subordinate to the Series A preferred stock. At September 30,2006, the Company had issued 2,000,000 Preferred B shares.

The shares of both the Series A preferred stock and the Series B preferred stock are convertible into shares of common stock at the option of the holders, however both series automatically convert upon sale of the Company or upon closing of a firmly underwritten offering of shares of the common stock with aggregate gross cash proceeds of at least $10 million and a public offering price of $5.00 per share.

Common Shares

The Company has issued 10,125,000 shares of its common stock. Of these shares, 7,250,000 were issued for cash and 2,875,000 were issued to acquire companies.

At September 30, 2006, the Company has reserved 6,488,000 shares of its authorized but unissued common stock for possible future issuance in connection with the following:

Exercise and future grants of stock options	2,268,000
Conversion of preferred stock	4,220,000
6,488,000

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

10.      Loss Per Common Share

Stock Options

During the period from July 26, 2005 (inception) to September 30, 2006, the board of directors granted options to purchase an aggregate of 2,268,000 shares of the Company’s common stock. These options are exercisable at $.025 per share, vest over four years and expire at various dates in 2010. Of the options granted, options to exercise 600,000 shares of common stock were vested and exercisable at September 30, 2006. No options were exercised, cancelled or forfeited during the nine-month period ended September 30, 2006.

Basic and diluted loss per common share for the nine-month period ended September 30, 2006 is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

Net loss	$(1,507,368)
Weighted-average number of common shares outstanding - Basic and diluted	$9,894,091
Basic and diluted net loss per share attributable to common shareholders	$(0.15)
The following securities were not included in the computation of diluted net loss per share for the nine-month period ended September 30, 2006 as their effect would have been anti-dilutive:

Securities that could be potentially anti-dilutive to the loss per share:

Convertible preferred shares	4,129,797
Warrants to purchase common stock	181,666
Options to purchase common stock	600,000
Dilutive potential common shares	4,911,463

11.      Segment Reporting

Upon acquisition of the Adapsys entities in July 2005, the Company manages its operations through two geographical segments; United States (“domestic”) and Canada. Each segment provides business process outsourcing and other computer related services. The Canadian business segment recognizes most of its revenue from Canadian companies, while the United States segment services the domestic market.

All functions of the Company are done on a decentralized basis. The operating segments do not share any facilities or personnel. There are no inter-segment

BPO Management Services and Subsidiaries

Notes to the Consolidated Financial Statements

As of September 30, 2006 and
For the Nine-Month Period Ended September 30, 2006

11.      Segment Reporting, Continued

transactions. All costs of revenue and operating and general and administrative expenses are captured and reported within each operating segment. The Company’s assets and liabilities are captured and reported discretely within each operating segment.

Segment results for the nine-month period ended September 30, 2006 are as follows:

	United
	States	Canada	Consolidated

Revenue	$1,560,662	$2,290,238	$3,850,900
Net loss	(1,184,760)	(322,608)	(1,507,368)
Total assets	1,861,276	2,123,444	4,283,224
Total liabilities	2,441,134	1,762,308	4,203,442
Cash	134,868	197,443	332,311
Accounts receivable	279,748	459,925	739,673
Fixed assets	189,363	194,533	383,896
Intangible assets and goodwill	1,810,476	524,553	2,335,029
Reserve for severance obligations	-	934 ,981	934,981

12. Subsequent Event

On August 29, 2006, the Company entered into an Agreement and Plan of Merger pursuant to which it would merge with netGuru, Inc. ((“netGuru”), a public corporation.

The merger was completed on December15, 2006 and the name of netGuru was changed to BPO Management Services, Inc.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger by and among BPO Management Services, Inc., netGuru, Inc., and BPO Acquisition Corp, dated August 29, 2006, incorporated by reference to Exhibit 10.1 of NGRU’s Form 8-K filed on September 5, 2006

2.2	Purchase Agreement between Das Family Holdings and netGuru, Inc., dated August 29, 2006, incorporated by reference to Exhibit 10.2 of NGRU’s Form 8-K filed on September 5, 2006
3.1
Second Restated Certificate of Incorporation of NGRU, as filed with the Secretary of State of the State of Delaware on December 14, 2006 incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.

3.2	Bylaws of registrant, incorporated by reference to NGRU’s Form SB-2, dated May 21, 1996, or amendment thereto dated June 14, 1996
3.3	Action with respect to Bylaws, as certified by NGRU’s secrtary on October 22, 2004, incorporated by reference to NGRU’s Form 8-K filed on October 29, 2004
3.4
Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 15, 2006 incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.

3.5
Certificate of Amendment to Articles of Incorporation, as filed with the Secretary of State of the State of Delaware on December 15, 2006 incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.

10.1	Outsourcing Services Agreement, dated December 15, 2006, between DFH and the registrant incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.
10.2	Value-Added Reseller Agreement between REL and Web4 incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.
10.3	Transition Agreement, dated December 15, 2006, between DFH and BPOMS/HRO, Inc. incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.
10.4	Promissory Note, dated December 15, 2006, between DFH and the registrant
99.1	Press release, dated December 15, 2006 incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.
99.2	Press release, dated December 18, 2006 incorporated by reference to Exhibit - of the registrant’s form 8-K filed on December 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPO MANAGEMENT SERVICES, INC.

Date: February 28, 2007	By:	/s/ James Cortens
James Cortens
President

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Second Restated Certificate of Incorporation of NGRU, as filed with the Secretary of State of the State of Delaware on December 14, 2006
3.4	Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 15, 2006
3.5	Certificate of Amendment to Articles of Incorporation, as filed with the Secretary of State of the State of Delaware on December 15, 2006
10.1	Outsourcing Services Agreement, dated December 15, 2006, between DFH and us
10.2	Value-Added Reseller Agreement between REL and Web4
10.3	Transition Agreement, dated December 15, 2006, between DFH and BPOMS/HRO, Inc.
10.4	Promissory Note, dated December 15, 2006, between DFH and us
99.1	Press release, dated December 15, 2006
99.2	Press release, dated December 18, 2006